Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225320

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 3, 2018)

$20,000,000

Common Stock

We are offering $20,000,000 of our common stock.

Our common stock trades on The Nasdaq Global Select Market under the symbol “ELGX.” On October 23, 2018, the last sale price of the common stock reported on The Nasdaq Global Select Market was $1.37 per share. The underwriter has agreed to purchase 17,653,809 shares of our common stock from us at a price of $1.1329 per share.

We have granted the underwriter an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to 2,648,071 additional shares of common stock at the public offering price less the underwriting discounts and commissions.

We estimate that the net proceeds to us in this offering will be approximately $19.8 million, or approximately $22.8 million if the underwriter exercises in full its option to purchase additional shares, in each case after deducting estimated offering expenses payable by us. The underwriter proposes to offer the shares of our common stock from time to time for sale in one or more transactions on The Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. We have agreed to reimburse the underwriter for certain expenses in connection with this offering. See “Underwriting.”

Investing in our common stock involves a high degree of risk. Please read “Risk  Factors” beginning on page S-7 of this prospectus supplement, on page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus, or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about October 29, 2018 through the book-entry facilities of the Depository Trust Company.

BTIG

Prospectus Supplement dated October 24, 2018

Neither we nor the underwriter have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus together constitute an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of the accompanying prospectus entitled “Incorporation of Certain Information by Reference.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein.

You should rely only on the information that we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement or accompanying prospectus is delivered, or securities are sold, on a later date.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to the terms “Endologix,” “Company,” “we,” “our,” and “us” or similar references refer to Endologix, Inc. and our consolidated subsidiaries.

This prospectus supplement contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms apart, and you may obtain copies of those documents as described in this prospectus supplement under the heading “Where You Can Find More Information.”

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus or any accompanying prospectus supplement belongs to its holder. Use or display by us of

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other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data in this prospectus supplement from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. In addition, while we believe our internal company research is reliable and the market definitions we use are appropriate, neither our internal research nor these definitions have been verified by any independent source.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein, are forward looking statements.

Our forward-looking statements are based on our management’s current assumptions and expectations of future events and trends, which affect or may affect our business, strategy, operations or financial performance. Although we believe these forward-looking statements are based upon reasonable assumptions, they are subject to numerous known and unknown risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus supplement, may materially and adversely affect our results as indicated in our forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein, completely and with the understanding that our actual future results may be materially different from and worse than what we expect.

Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from those projected in forward-looking statements as a result of the following factors, among others:

•	continued market acceptance, use and endorsement of our products;

•	quality control problems with our products;

•	consolidation in the health care industry;

•	the success of our clinical trials relating to products under development;

•	our ability to grow and maintain strong relationships with certain key physicians;

•	continued growth in the number of patients qualifying for treatment of abdominal aortic aneurysms through our products;

•	our ability to effectively compete with the products offered by our competitors;

•	the level and availability of third party payor reimbursement for our products;

•	our ability to effectively develop new or complementary products and technologies;

•	our ability to manufacture our endovascular systems to meet demand;

•	our ability to grow product revenues;

•	changes to our international operations, including currency exchange rate fluctuations;

•	our ability to effectively manage our business and keep pace with our anticipated growth;

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•	our ability to develop and retain a direct sales force in the United States and select European countries;

•	the nature of and any changes to domestic and foreign legislative, regulatory and other legal requirements that apply to us, our products, our suppliers and our competitors;

•	the timing of and our ability to obtain and maintain any required regulatory clearances and approvals;

•	our ability to protect our intellectual property rights and proprietary technologies;

•	our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;

•	product liability claims;

•	pending and future litigation;

•	reputational damage to our products caused by the use, misuse or off-label use of our products or government or voluntary recalls of our products;

•	our utilization of single source suppliers for specialized components of our product lines;

•	our ability to attract, retain, and motivate qualified personnel;

•	our ability to make future acquisitions and successfully integrate any such future-acquired businesses;

•	our ability to maintain adequate liquidity to fund our operational needs and research and developments expenses;

•	our ability to identify and manage risks; and

•	general macroeconomic and world-wide business conditions.

Forward-looking statements speak only as of the date they were made, and, except to the extent required by law or the rules of The Nasdaq Global Select Market, we undertake no obligation to update or review any forward-looking statement because of new information, future events or other factors. You should, however, review the risks and uncertainties we describe in the reports we will file from time to time with the SEC, after the date of this prospectus supplement. For more detailed information about the risks and uncertainties that could cause actual results to differ materially from those implied by, or anticipated in, these forward-looking statements, please refer to the section titled “Risk Factors” herein, as well as to the section titled “Risk Factors” in our Annual Report for the year ended December 31, 2017 on Form 10-K and subsequent updates that may be contained in the Company’s Quarterly Reports on Form 10-Q and current reports on Form 8-K on file with the SEC. See the information included under the heading “Where You Can Find More Information.”

Forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the forward-looking statements discussed in this prospectus supplement might not occur and our future results and performance may differ materially from the information provided in these forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making an investment decision in us.

We qualify all of our forward-looking statements by these cautionary statements.

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SUMMARY

This summary highlights information contained in other parts of this prospectus supplement. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein. You should read all such documents carefully, especially the risk factors and our financial statements and the related notes included or incorporated by reference herein or therein, before deciding to buy shares of our common stock. Unless the context requires otherwise, references in this prospectus to “Endologix,” the “Company,” “we,” “us” and “our” refer to Endologix, Inc. and our consolidated subsidiaries.

Our Business

We develop, manufacture, market, and sell innovative medical devices for the treatment of aortic disorders. Our products are intended for the minimally invasive endovascular treatment of abdominal aortic aneurysms (“AAA”). Our AAA products are built on one of two platforms:

•	Traditional minimally-invasive endovascular aneurysm repair (“EVAR”); and

•	Endovascular aneurysm sealing (“EVAS”), our innovative solution for sealing the aneurysm sac while maintaining blood flow through two blood flow lumens.

Our current EVAR products include the AFX® Endovascular AAA System (the “AFX System”), the VELA® Proximal Endograft (“VELA”), and the Ovation® Abdominal Stent Graft System (the “Ovation System”). Our current EVAS product is the Nellix® Endovascular Aneurysm Sealing System (the “Nellix EVAS System”). We sell (i) our EVAR platforms (including extensions and accessories) to hospitals in the United States, Canada, New Zealand, South Korea and Europe, and (ii) our EVAS platform to hospitals in New Zealand and Europe. We sell our EVAR and EVAS platforms (including extensions and accessories) to third-party international distributors and agents in Asia, Europe, South America and in other parts of the world. Such sales of our EVAR and EVAS platforms provide the sole source of our reported revenue.

Endologix®, AFX®, Duraply®, VELA®, IntuiTrak®, ActiveSeal®, Nellix®, Ovation®, Ovation Prime®, Ovation Alto®, and CustomSeal® are registered trademarks of Endologix, Inc. and its subsidiaries.

We have obtained CE Mark approval for the Nellix EVAS System in the European Union. The Nellix EVAS System is only approved as an investigational device in the United States. Ovation Alto, our next generation Ovation System device, is only approved as an investigational device and is not currently approved in any market.

Market Overview, Opportunity and Sales

We estimate the global endovascular aortic aneurysm market potential to grow from $2.8 billion annually to approximately $3.3 billion annually by 2021. Of this amount, we estimate the current traditional aneurysm market potential, encompassing aneurysms with aortic neck length greater than or equal to 10mm, to be approximately $1.6 billion, and we believe this traditional aneurysm market will grow to approximately $1.9 billion by 2021. We estimate that a $1.2 billion market opportunity currently exists for the treatment of challenging anatomies, defined as aneurysms with neck lengths less than 10mm, and we believe this market will grow to approximately $1.4 billion by 2021. Currently, there are limited options with available EVAR products to treat these short or no neck aortic aneurysms.

We market and sell our EVAR products through a direct sales force and network of agents in the United States, Canada, New Zealand, South Korea, and certain European countries. We also sell our EVAR products through independent distributors in Europe, Japan, Latin America, and Asia. In the United States, our clinical specialists’ average tenure is approximately 6 years, and our top 20 representatives consistently generate approximately $2.7 million per year and have an average tenure of 4.5 years.

Recent Developments

On October 2, 2018, we disclosed preliminary unaudited revenue for the third quarter ended September 30, 2018, which we expect to be in the range of $34.3 million to $34.7 million. On a preliminary unaudited basis, we expect our cash, cash equivalents and restricted cash as of September 30, 2018 to be in the range of $42.1 million to $42.5 million. As of September 30, 2018, we had $10.0 million drawn under our revolving credit facility. During the quarter ended September 30, 2018, we sold 758,201 shares of common stock, raising net proceeds of approximately $1.8 million, pursuant to our At-The-Market Equity Offering Sales Agreement (the “ATM Program”).

The results for our quarter ended September 30, 2018 are preliminary and unaudited. Our actual results may differ from our preliminary results due to the completion of our financial closing procedures, final adjustments, annual impairment analysis and other developments that may arise between the date of this prospectus supplement and the time that financial results for the quarter ended September 30, 2018 are finalized.

The preliminary results included herein have been prepared by, and are the responsibility of, our management. KPMG LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

FDA Notice

On October 5, 2018, we announced that we received notice that the U.S. Food and Drug Administration (“FDA”) has classified a voluntary recall action that we took in July 2018 as a Class I recall. The recall involved our issuance of a Safety Notice to healthcare professionals (“HCPs”) using the AFX® Endovascular AAA System.

The Safety Notice, dated July 20, 2018, provided updated information on comparative AFX Type III endoleak rates, patient-tailored surveillance recommendations, and recommendations for intervening through an AFX device or re-intervening on an AFX device. No product was removed from the field as part of this recall.

The July 2018 Safety Notice followed several earlier communications from us. Safety Notices from us issued in late 2016 and early 2017 requested that all remaining AFX Strata devices be returned from the field and emphasized that we had not manufactured AFX Strata grafts since 2014. On September 28, 2017, the FDA issued a letter to HCPs to raise awareness of an increased occurrence of Type III endoleaks after endovascular aneurysm repair (“EVAR”). On June 19, 2018, the FDA issued an updated letter to HCPs indicating the increased risk for Type III endoleak appeared to be greater in the AFX with Strata device when compared with other endovascular graft systems. The AFX Strata device was last sold in 2016 and the product was removed from global inventory in the first half of 2017. See “Risk Factors—Risks Related to Regulation of Our Industry—Our products may in the future be subject to product recalls or voluntary market withdrawals that could harm our reputation, business and financial results,” included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Corporate Information

We were incorporated in California in March 1992 under the name Cardiovascular Dynamics, Inc. and reincorporated in Delaware in June 1993. In January 1999, we merged with Radiance Medical Systems, Inc. and changed our name to Radiance Medical Systems, Inc., which was a privately-held corporation. In May 2002, we merged with Endologix, Inc., which was a privately held corporation, and changed our name to Endologix, Inc. Our main offices are located at 2 Musick, Irvine, California 92618, and our telephone number is (949) 595-7200. Additional information about Endologix, Inc. and our products is available through our website at www.endologix.com. The information contained on or accessed through our website is not incorporated by reference into this prospectus supplement, other than the documents that we file with the SEC that are expressly incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be a part of this prospectus supplement or in deciding whether to purchase our securities. References in this prospectus supplement to our website are to inactive textual references only.

The Offering

Issuer	Endologix, Inc.

Common stock offered by us	17,653,809 shares (or 20,301,880 shares if the underwriter exercises its option to purchase additional shares in full).

Common stock to be outstanding after this offering	102,361,034 shares (or 105,009,105 shares if the underwriter exercises its option to purchase additional shares in full).

Option to purchase additional shares	We have granted the underwriter an option to purchase up to an additional 2,648,071 shares of our common stock from us. The underwriter can exercise this option, in whole or in part, at any time within 30 days from the date of this prospectus supplement.

Use of proceeds	We estimate that the net proceeds to us in this offering will be approximately $19.8 million, or approximately $22.8 million if the underwriter exercises in full its option to purchase additional shares, in each case after deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering to redeem all of our $18.3 million 2.25% Convertible Senior Notes due 2018 and to pay related fees, costs, expenses and other related payments, and the remaining proceeds, if any, for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section beginning on page S-7 of this prospectus supplement, page 4 of the accompanying prospectus and the documents incorporated by reference into this prospectus supplement for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

The Nasdaq Global Select Market symbol	“ELGX.”

The number of shares of our common stock to be outstanding after this offering is based on 84,707,225 shares of our common stock outstanding as of June 30, 2018 and excludes:

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6,470,000 shares of common stock issuable upon exercise of warrants issued to Deerfield Private Design Fund IV, L.P., Deerfield Partners, L.P., and Deerfield Private Design Fund III, L.P., at a weighted average exercise price of $9.23 per share;

•

8,750,001 shares of common stock issuable upon exercise of warrants, at a weighted average exercise price of $4.71 per share, under the Company’s Amendment and Restated Facility Agreement with Deerfield Design Fund IV, L.P. and certain of its related funds and affiliates;

•

Up to 3,333,333 shares that we may be required to issue to the former stockholders of Nellix, Inc., a privately-held medical device company, or Nellix, as contingent consideration pursuant to the terms of the merger agreement with Nellix and the other parties thereto;

•	35,094 warrants assumed in connection with the merger with TriVascular Technologies, Inc.;

•	11,939,383 shares initially issuable in connection with conversion of our outstanding convertible senior notes;

•

95,432 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock under the Amended and Restated 2006 Employee Stock Purchase Plan, and 622,956 shares that are reserved for future grant or issuance under the plan;

•

3,351,869 shares of common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $9.59 per share, and 274,435 shares of common stock issuable upon the settlement of restricted stock units under the 2006 Stock Incentive Plan;

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7,181,344 shares of common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $6.25 per share, and 1,421,737 shares of common stock issuable upon the settlement of restricted stock units under the 2015 Stock Incentive Plan, and 1,682,631 shares that are reserved for future grant or issuance under the plan; and

•

258,244 shares of common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $5.40 per share, and 118,333 shares of common stock issuable upon the settlement of restricted stock units under the 2017 Inducement Stock Incentive Plan, and 1,552,423 shares that are reserved for future grant or issuance under the plan.

Our option holders and warrant holders may exercise the above-referenced options and warrants in the future or we may make future grants under the above-referenced plans. In addition, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants are exercised, new options or shares of common stock are issued under the above-referenced plans, or we issue additional shares of common stock or other equity securities in the future, there will be further dilution to investors purchasing in this offering.

Except as otherwise indicated herein, all information in this prospectus supplement, including the number of shares that will be outstanding after this offering, does not assume or give effect to the exercise of the underwriter’s option to purchase 2,648,071 additional shares in this offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should carefully consider the risks described below and those discussed under the Sections captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our Quarterly Report on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, respectively, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, together with other information in this prospectus supplement, the accompanying prospectus, and the information and documents incorporated by reference herein and therein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to This Offering and Our Common Stock

You may experience immediate and substantial dilution in the book value of your investment.

The offering price per share in this offering may exceed the pro forma net tangible book value per share of our common stock outstanding prior to this offering. Based on the offering price of $1.1329 per share, the last reported sale price of our common stock on The Nasdaq Global Select Market on October 23, 2018, you will experience immediate dilution of $2.50 per share, representing the difference between our pro forma as adjusted net tangible book value per share as of June 30, 2018 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options or warrants could result in further dilution of your investment.

Management will have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return. We intend to use the net proceeds from this offering to redeem all of our $18.3 million 2.25% Convertible Senior Notes due in December 2018 and to pay related fees, costs, expenses and other related payments, and the remaining proceeds, if any, for working capital and general corporate purposes. See “Use of Proceeds.” If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share paid by investors in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by any investors in this offering.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

The shares of common stock sold in this offering may be resold in the public market at any time. In addition, pursuant to a registration statement that was declared effective by the Securities and

Exchange Commission, or SEC, on September 17, 2018, we registered the resale of 15,220,001 shares of our common stock issuable upon the exercise of currently outstanding warrants previously issued to selling stockholders, pursuant to a registration statement that the SEC declared effective on September 17, 2018. Further, certain shares of our common stock that are currently outstanding but have not been registered for resale may currently be sold under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. Sales of a substantial number of these shares in the public market following this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline

The price of our common stock may be volatile, and you may not be able to resell your shares at prices that are attractive to you.

There can be no assurance that an active and liquid trading market for our common stock will be sustained. It may be difficult for stockholders to sell their shares of our common stock at prices that are attractive to them, or at all. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products, product candidates or technologies by using our shares of our common stock as consideration. Stockholders may also be unable to sell their shares of common stock at prices that are attractive to them due to fluctuations in the market price of our common stock.

Furthermore, if our stockholders sell a substantial number of shares of our common stock, especially if those sales are made during a short period of time, those sales could adversely affect the market price of our common stock and could impair our ability to raise capital. In addition, the stock markets in general, and the markets for equity securities of medical device companies in particular, have experienced volatility. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we could be subject to a securities class action litigation as a result of volatility in the price of our stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Changes in tax law may affect the U.S. federal tax considerations of the purchase, ownership and disposition of our common stock.

On December 22, 2017, Pub. L. No. 115-97 (commonly known as the Tax Cuts and Jobs Act) was enacted into law resulting in significant changes to United States federal income taxation law, including changes to the U.S. federal income taxation of corporations, including us, and changes to the U.S. federal income taxation of stockholders in U.S. corporations, including investors in our common stock. As with any substantial legislation, there are areas of uncertainty that will require resolution through regulations and other guidance regarding this new legislation. We also expect future technical corrections to address inadvertent errors or unintended consequences of the Tax Cuts and Jobs Act. We are currently unable to predict what guidance will be issued with respect to the Tax Cuts and Jobs Act, whether any further changes to United States federal income taxation law will occur or the impact of any of the foregoing, including on the U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock, as discussed in the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders.”

USE OF PROCEEDS

We estimate that the net proceeds to us in this offering will be approximately $19.8 million, or approximately $22.8 million if the underwriter exercises in full its option to purchase additional shares, in each case after deducting estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to redeem all of our $18.3 million 2.25% Convertible Senior Notes due in December 2018 and to pay related fees, costs, expenses and other related payments, and the remaining proceeds, if any, for working capital and general corporate purposes.

Based on the planned use of proceeds described above, we believe that the net proceeds from this offering and our existing cash and cash equivalents will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through 2020. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after this offering. As of June 30, 2018, our net tangible book value (deficit) was $(159.7) million, or $(1.88) per share. Net tangible book value (deficit) per share represents our total tangible assets less our total liabilities (excluding deferred revenue), divided by the number of shares outstanding.

After giving effect to the issuance and sale by us of 17,653,809 shares of our common stock in this offering at $1.1329 per share, the last reported sale price of our common stock on The Nasdaq Global Select Market on October 23, 2018, and after deducting commissions to the underwriter and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2018 would have been $(139.9) million, or $(1.37) per share.

This amount represents an immediate increase in net tangible book value of $0.52 per share to our existing stockholders and immediate dilution in net tangible book value of $2.50 per share to new investors purchasing shares in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share after this offering from the price per share paid by an investor in this offering.

The following table illustrates this dilution.

Offering price per share		$1.1329
Net tangible book value (deficit) per share as of June 30, 2018	$(1.88)
Increase in net tangible book value per share attributable to this offering	0.52

As adjusted net tangible book value (deficit) per share after this offering		$(1.37)

Dilution per share to new investors in this offering		$2.50

The above discussion and table are based on 84,707,225 shares of our common stock outstanding as of June 30, 2018, and excludes as of that date:

•

6,470,000 shares of common stock issuable upon exercise of warrants issued to Deerfield Private Design Fund IV, L.P., Deerfield Partners, L.P., and Deerfield Private Design Fund III, L.P., at a weighted average exercise price of $9.23 per share;

•

8,750,001 shares of common stock issuable upon exercise of warrants, at a weighted average exercise price of $4.71 per share, under the Company’s Amendment and Restated Facility Agreement with Deerfield Design Fund IV, L.P. and certain of its related funds and affiliates;

•

Up to 3,333,333 shares that we may be required to issue to the former stockholders of Nellix, Inc., a privately-held medical device company, or Nellix, as contingent consideration pursuant to the terms of the merger agreement with Nellix and the other parties thereto;

•	35,094 warrants assumed in connection with the merger with TriVascular Technologies, Inc.;

•	11,939,383 shares initially issuable in connection with conversion of our outstanding convertible senior notes;

•

95,432 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock under the Amended and Restated 2006 Employee Stock Purchase Plan, and 622,956 shares that are reserved for future grant or issuance under the plan;

•

3,351,869 shares of common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $9.59 per share, and 274,435 shares of common stock issuable upon the settlement of restricted stock units under the 2006 Stock Incentive Plan;

•

7,181,344 shares of common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $6.25 per share, and 1,421,737 shares of common stock issuable upon the settlement of restricted stock units under the 2015 Stock Incentive Plan, and 1,682,631 shares that are reserved for future grant or issuance under the plan; and

•

258,244 shares of common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $5.40 per share, and 118,333 shares of common stock issuable upon the settlement of restricted stock units under the 2017 Inducement Stock Incentive Plan, and 1,552,423 shares that are reserved for future grant or issuance under the plan.

Our option holders and warrant holders may exercise the above-referenced options and warrants in the future or we may make future grants under the above-referenced plans. In addition, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants are exercised, new options or shares of common stock are issued under the above-referenced plans, or we issue additional shares of common stock or other equity securities in the future, there will be further dilution to investors purchasing in this offering.

Except as otherwise indicated herein, all information in this prospectus supplement, including the number of shares that will be outstanding after this offering, does not assume or give effect to the exercise of the underwriter’s option to purchase 2,648,071 additional shares in this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock by “Non-U.S. Holders” (as defined below). This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular Non-U.S. Holders in light of their individual circumstances or to certain types of Non-U.S. Holders subject to special tax rules under the Internal Revenue Code of 1986, as amended, or the Code, including partnerships or other pass-through entities for U.S. federal income tax purposes, banks, financial institutions or other financial services entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons who use or are required to use mark-to-market accounting, persons that hold our shares of common stock as part of a “straddle,” a “hedge” or a “conversion transaction,” persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code, certain former citizens or permanent residents of the U.S., or investors in pass-through entities. In addition, this summary does not address the effects of any applicable gift or estate tax, and this summary does not address the potential application of the alternative minimum tax, Medicare contribution tax or any tax considerations that may apply to Non-U.S. Holders of our common stock under state, local or non-U.S. tax laws or any other U.S. federal tax laws.

This summary is based on the Code, and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date of this prospectus supplement, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. This discussion assumes that a Non-U.S. Holder will hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only and is not tax advice for any Non-U.S. Holder under its particular circumstances. Persons considering the purchase of our common stock pursuant to this offering should consult their tax advisors concerning the U.S. federal income, estate and gift tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local and non-U.S. tax consequences and the possible application of tax treaties that might change the general provisions discussed below.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our shares of common stock that is not a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) or an entity that is treated as a disregarded entity for U.S. federal income tax purposes and is not:

•	an individual who is a citizen or resident of the U.S.;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) or an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation) is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or the owner of the disregarded entity will generally depend upon the status of the partner or the owner of the disregarded entity and the activities of the partnership or the disregarded entity. If you are a partner of a partnership holding our common stock or the owner of a disregarded entity holding our common stock, you should consult your tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Distributions on Our Common Stock

In general, distributions, if any, paid to a Non-U.S. Holder (to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles) will constitute dividends and be subject to U.S. withholding tax at a rate equal to 30% of the gross amount of the dividend, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the U.S. Any distribution not constituting a dividend (because such distribution exceeds our current and accumulated earnings and profits) will be treated first as reducing the Non-U.S. Holder’s basis in its shares of common stock, but not below zero, and to the extent it exceeds the Non-U.S. Holder’s basis, as capital gain and will be treated as described below under “Gain on Sale, Exchange or Other Disposition of Our Common Stock”.

A Non-U.S. Holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy certain certification and other requirements prior to the distribution date. Non-U.S. Holders must generally provide the withholding agent with a properly executed IRS Form W-8BEN, Form W-8BEN-E or other appropriate form claiming an exemption from or reduction in withholding under an applicable income tax treaty. This certification must be updated periodically. If a Non-U.S. Holder holds our common stock through a financial institution or other agent acting on the Non-U.S. Holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent, who then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. If tax is withheld in an amount in excess of the amount applicable under an income tax treaty, a refund of the excess amount may generally be obtained by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) generally will not be subject to U.S. withholding tax if the Non-U.S. Holder provides the withholding agent with the required forms, including IRS Form W-8ECI, but instead generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates in the same manner as if the Non-U.S. Holder were a resident of the

U.S. A corporate Non-U.S. Holder that receives effectively connected dividends may also be subject to an additional branch profits tax at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

In general, a Non-U.S. holder will not be subject to any U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

(i)

the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder);

(ii)	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met; or

(iii)

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. Holder owns, or is treated as owning, more than five percent of our common stock at any time during the foregoing period.

Net gain realized by a Non-U.S. Holder described in clause (i) above generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. person. Any gains of a corporate Non-U.S. Holder described in clause (i) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain realized by an individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% (or such lower rate specified by an applicable income tax treaty) tax, which gain may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the U.S., provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

For purposes of clause (iii) above, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not, and we do not anticipate that we will become, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a United States real property holding corporation in the future. If we become a United States real property holding corporation, as long as our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our common stock at any time during the shorter of the two periods described in clause (iii), above. If gain on the sale or other taxable disposition of our common stock were subject to taxation under clause (iii) above, the Non-U.S. Holder would be subject to regular U.S. federal income tax with respect to such gain in generally the same manner as a U.S. person.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. or withholding was reduced by an applicable income tax treaty. Under applicable income tax treaties or other agreements, the IRS may make its reports available to the tax authorities in the Non-U.S. Holder’s country of residence.

Dividends paid to a Non-U.S. Holder that is not an exempt recipient generally will be subject to backup withholding, currently at a rate of 24%, unless the Non-U.S. Holder certifies to the withholding agent as to its foreign status, which certification may generally be made on IRS Form W-8BEN, Form W-8BEN-E or other appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Proceeds from the sale or other disposition of common stock by a Non-U.S. Holder effected by or through a U.S. office of a broker will generally be subject to information reporting and backup withholding, currently at a rate of 24%, unless the Non-U.S. Holder certifies to the withholding agent under penalties of perjury as to, among other things, its name, address and status as a Non-U.S. Holder or otherwise establishes an exemption. Payment of disposition proceeds effected outside the U.S. by or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding if the payment is not received in the U.S. Information reporting, but generally not backup withholding (provided the broker does not have actual knowledge or reason to know that the holder is a U.S. person that is not an exempt recipient), will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner thereof is a Non-U.S. Holder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder that results in an overpayment of taxes generally will be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as specially defined under applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to payments of dividends and the gross proceeds of a disposition of our common stock paid to a “non-financial foreign entity” (as specially defined under applicable rules) unless such entity either certifies it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. The U.S. has entered into agreements with certain countries that modify these general rules for entities located in those countries. Prospective investors are encouraged to consult with their tax advisors regarding the possible implications of these withholding provisions on their investment in our common stock.

The withholding provisions described above currently apply to payments of dividends and will generally apply to payments of gross proceeds from a sale or other disposition of our common stock on or after January 1, 2019.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and BTIG, LLC, as underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us 17,653,809 shares of our common stock.

Commission and Expenses

The underwriter has agreed to purchase the shares of our common stock from us at a price of $1.1329 per share, which will result in approximately $19.8 million of net proceeds to us, after deducting estimated offering expenses payable by us. The underwriter proposes to offer the shares of our common stock from time to time for sale in one or more transactions on The Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation. The underwriter may effect such transactions by selling shares of our common stock to or through dealers, and as such dealers may receive compensation in the form of discounts, concessions or commission from the underwriter and/or purchases of shares of our common stock for whom they may act as agents or to who they may sell as principal.

We estimate expenses payable by us in connection with this offering will be approximately $0.2 million.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the trading symbol “ELGX.”

Option to Purchase Additional Shares

We have granted the underwriter an option for 30 days from the date of this prospectus supplement to purchase up to 2,648,071 additional shares of our common stock.

Indemnity

We have agreed to indemnify the underwriter and persons who control the underwriter against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

No Sales of Similar Securities

We have agreed, subject to certain specified exceptions as set forth below, not to directly or indirectly, for a period of 90 days from the date of this prospectus supplement, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, including, in each case without limitation, under our ATM Program. The ATM Program has been suspended in connection with this offering throughout this 90-day lock-up period. The restriction in the immediately preceding paragraph does not apply in certain circumstances, including:

•	sale of our common stock in this offering;

•	issuances of our common stock or any equity awards pursuant to our employee compensation plans as such plans are in existence on the date of the underwriting agreement; or

•	issuances of our common stock pursuant to the vesting or exercises of options, restricted stock units, warrants or rights outstanding on the date of the underwriting agreement.

In addition, our officers and directors and their affiliated entities have agreed, subject to certain specified exceptions, not to directly or indirectly, for a period of 90 days from the date of this prospectus supplement:

•

offer, pledge, sell, assign, transfer, lend, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or exercise any right with respect to the registration of any of the foregoing, or file or cause to be filed any registration statement in connection therewith, under the Securities Act;

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of our common stock;

•	make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock; or

•	publicly disclose the intention to do any of the foregoing.

BTIG, LLC may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriter and any of our stockholders who have executed a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Market Making, Stabilization and Other Transactions

The underwriter may make a market in the common stock as permitted by applicable laws and regulations. However, the underwriter is not obligated to do so, and the underwriter may discontinue any market-making activities at any time without notice in its sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriter has advised us that it, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, and certain persons participating in the offering, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of our common stock in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which it may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriter for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor the underwriter, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriter is not obligated to engage in these activities and, if commenced, may end any of these activities at any time.

Passive Market Making

The underwriter may also engage in passive market-making transactions in our common stock on the NYSE American in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter is not required to engage in passive market making and, if commenced, may end passive market making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by the underwriter, selling group members (if any) or their affiliates. The underwriter may agree with us to allocate a specific number of shares of our common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by any of the underwriter is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Other Activities and Relationships

The underwriter and certain of its respective affiliates are full service financial institutions engaged in a wide range of activities for their own accounts and the accounts of customers, which may include, among other things, corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriter and certain of its respective affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products. Such investment and securities activities may involve our securities and instruments. The underwriter and certain of its respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Stamp Taxes

If you purchase shares of our common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Notice to Canadian Investors

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the common stock being offered in this offering will be passed upon for us by DLA Piper LLP (US), San Diego, California. Certain legal matters related to this offering will be passed upon for the underwriter by O’Melveny  & Myers LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and schedule of Endologix, Inc. as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities that we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front page of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the securities offered hereby.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Endologix, Inc. The address of the SEC website is www.sec.gov.

We maintain a website at www.endologix.com. Information contained in or accessible through our website does not constitute a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate” into this prospectus supplement information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference into this prospectus supplement is considered part of this prospectus supplement.

Information contained in this prospectus supplement and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement automatically modifies and supersedes previously filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information. Any statement so modified will be deemed to constitute a part of this prospectus supplement only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus supplement.

We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any future documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any documents filed after the date of the initial registration statement of which this prospectus supplement is a part until the offering of the securities covered by this prospectus supplement has been completed, other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 13, 2018;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the SEC on May 9, 2018;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, filed with the SEC on August 9, 2018;

•	the information specifically incorporated by reference into our Annual Report from our Definitive Proxy Statement on Schedule 14A (Revised), filed with the SEC on April 30, 2018;

•	our Current Reports on Form 8-K as filed with the SEC on each of January 8, 2018, January 31, 2018, February 21, 2018, May 2, 2018, June 20, 2018, August 10, 2018; and

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 18, 1996, including any amendment or report filed for the purpose of updating such description.

These filings have not been included in or delivered with this prospectus supplement. We will provide to each person, including any beneficial owner to whom this prospectus supplement is delivered, a copy of any document that is incorporated by reference in this prospectus supplement. You may obtain a copy of these documents, at no cost, from our website (www.endologix.com) or by contacting us using the following information:

Endologix, Inc.

2 Musick

Irvine, California 92618

Attention: Investor Relations

(949) 595-7200

Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

$100,000,000

ENDOLOGIX, INC.

Common Stock

Preferred Stock

Warrants

Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants and/or units having an aggregate initial offering price not to exceed $100,000,000. The preferred stock may be convertible into or exchangeable for other shares of our preferred stock, shares of our common stock or warrants. The warrants may be exercisable for shares of our common stock, shares of our preferred stock, and/or units.

This prospectus provides a general description of the securities we may offer. Each time we sell a particular class of securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference herein or therein, carefully before you invest in any of the securities offered pursuant to this prospectus.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or dealers or through a combination of these methods on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. We will describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities with respect to which this prospectus is being delivered, we will set forth in a prospectus supplement the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options. We will also set forth in a prospectus supplement the price to the public of such securities and the net proceeds we expect to receive from such sale.

Our common stock is listed on the NASDAQ Global Select Market and traded under the symbol “ELGX.” On May 30, 2018, the last reported sale price for our common stock on the NASDAQ Global Select Market was $5.64 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS, AS WELL AS THE RISKS AND UNCERTAINTIES DESCRIBED UNDER A SIMILAR HEADING IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE HEREIN OR THEREIN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2018

PROSPECTUS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell any combination of the securities described in this prospectus in one or more offerings with an aggregate initial offering price not to exceed $100,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we offer or sell any of our securities under this prospectus, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering.

We may add, update or change any of the information contained in this prospectus or in any accompanying prospectus supplement we may authorize to be delivered to you. To the extent there is a conflict between the information contained in this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. This prospectus, together with any accompanying prospectus supplement, includes all material information relating to an offering pursuant to this registration statement.

You should rely only on the information contained in this prospectus, in any accompanying prospectus supplement, or in any document incorporated by reference herein or therein. We have not authorized anyone to provide you with any different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you. The information contained in this prospectus, in any applicable prospectus supplement, and in the documents incorporated by reference herein or therein is accurate only as of the date such information is presented. Our business, financial condition, results of operations and future prospects may have changed since those respective dates.

This prospectus and any accompanying prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered pursuant to this prospectus. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The registration statement can be read on the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this prospectus, any accompanying prospectus supplement, or the documents incorporated by reference herein or therein, are forward looking statements.

Our forward-looking statements are based on our management’s current assumptions and expectations of future events and trends, which affect or may affect our business, strategy, operations or financial performance. Although we believe these forward-looking statements are based upon reasonable assumptions, they are subject to numerous known and unknown risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus, may materially and adversely affect our results as indicated in our forward-looking statements. You should read this prospectus, any accompanying prospectus supplement, and the documents we incorporate by reference herein and therein, completely and with the understanding that our actual future results may be materially different from and worse than what we expect.

Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Forward-looking statements speak only as of the date they were made, and, except to the extent required by law or the rules of the NASDAQ Stock Market, we undertake no obligation to update or review any forward-looking statement because of new information, future events or other factors. You should, however, review the risks and uncertainties we describe in the reports we will file from time to time with the SEC, after the date of this prospectus. See the information included under the heading “Where You Can Find More Information.”

Forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the forward-looking statements discussed in this prospectus might not occur and our future results and performance may differ materially from the information provided in these forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making an investment decision.

We qualify all of our forward-looking statements by these cautionary statements.

ABOUT THE COMPANY

Overview

We develop, manufacture, market, and sell innovative medical devices for the treatment of aortic disorders. Our products are intended for the minimally invasive endovascular treatment of abdominal aortic aneurysms (“AAA”). Our AAA products are built on one of two platforms:

•	Traditional minimally-invasive endovascular aneurysm repair (“EVAR”); and

•	Endovascular aneurysm sealing (“EVAS”), our innovative solution for sealing the aneurysm sac while maintaining blood flow through two blood flow lumens.

Our current EVAR products include the AFX® Endovascular AAA System (the “AFX System”), the VELA® Proximal Endograft (“VELA”), and the Ovation® Abdominal Stent Graft System (the “Ovation System”). Our current EVAS product is the Nellix® Endovascular Aneurysm Sealing System (the “Nellix EVAS System”). We sell our EVAR platforms (including extensions and accessories) to hospitals in the United States, Canada, New Zealand, South Korea and Europe, and our EVAS platform to hospitals in New Zealand and Europe. We sell our EVAR and EVAS platforms (including extensions and accessories) to third-party international distributors and agents in Asia, Europe, South America and in other parts of the world. Such sales of our EVAR and EVAS platforms provide the sole source of our reported revenue.

Endologix®, AFX®, Duraply®, VELA®, IntuiTrak®, ActiveSeal®, Nellix®, Ovation®, Ovation Prime®, Ovation Alto®, and CustomSeal® are registered trademarks of Endologix, Inc. and its subsidiaries.

We have obtained CE Mark approval for the Nellix EVAS System in the European Union. The Nellix EVAS System is only approved as an investigational device in the United States. Ovation Alto, our next generation Ovation System device, is only approved as an investigational device and is not currently approved in any market.

Corporate Information

We were incorporated in California in March 1992 under the name Cardiovascular Dynamics, Inc. and reincorporated in Delaware in June 1993. In January 1999, we merged with Radiance Medical Systems, Inc. and changed our name to Radiance Medical Systems, Inc., which was a privately-held corporation. In May 2002, we merged with Endologix, Inc., which was a privately held corporation, and changed our name to Endologix, Inc. Our main offices are located at 2 Musick, Irvine, California 92618, and our telephone number is (949) 595-7200. Additional information about Endologix, Inc. and our products is available through our website at www.endologix.com. The information contained on or accessed through our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be a part of this prospectus or in deciding whether to purchase our securities. References in this prospectus to our website are to inactive textual references only.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated by reference in this prospectus in their entirety, as well as any amendments or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. If any of these risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment. For more information, see “Where You Can Find More Information.”

The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations.

This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties mentioned elsewhere in this prospectus. For more information, see “Special Note Regarding Forward-Looking Information.”

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of our securities, and from the exercise of any warrants issued pursuant hereto, for working capital and other general corporate purposes.

We may set forth additional information regarding the anticipated use of proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering. We have not determined the amount of net proceeds to be used from any specific offering. As a result, our management will have broad discretion in the allocation of the net proceeds.

THE SECURITIES WE MAY OFFER

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants, and/or units having an aggregate initial offering price not to exceed $100,000,000. The preferred stock may be convertible into or exchangeable for other shares of our preferred stock, shares of our common stock or warrants. The warrants may be exercisable for shares of our common stock, shares of our preferred stock, and/or units. In this prospectus, we refer to the common stock, preferred stock, warrants and units that we may offer collectively as “securities.”

This prospectus provides a general description of the securities we may offer. Each time we sell any of our securities under this prospectus, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information in this prospectus. For more information, see “About this Prospectus.”

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our amended and restated certificate of incorporation, as amended, or our Charter, and our amended and restated bylaws, or our Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our Charter and our Bylaws, copies of which have been filed as exhibits to our SEC filings. For more information, see “Where You Can Find More Information.”

Common Stock

General. We may issue shares of our common stock from time to time. We are currently authorized to issue 135,000,000 shares of common stock, par value $0.001 per share. As of March 31, 2018, there were 83,996,817 shares of our common stock issued and outstanding. Pursuant to a definitive proxy statement filed with the SEC on April 30, 2018, we have asked our stockholders to approve an amendment to our Charter to increase the total number of authorized shares of our common stock by 35,000,000 shares, from 135,000,000 shares to 170,000,000 shares, or the Charter Amendment Proposal. If our stockholders approve the Charter Amendment Proposal at our annual meeting of stockholders to be held on June 14, 2018, we will be authorized to issue 170,000,000 shares of our common stock, par value $0.001 per share. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any of our outstanding preferred stock.

Dividend Rights. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

No Preemptive, Conversion or Similar Rights. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities.

Right to Receive Liquidation Distributions. In the event of a liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock.

Fully Paid and Non-Assessable. All outstanding shares of common stock are, and all shares of common stock to be issued under this prospectus will be, fully paid and non-assessable.

Preferred Stock

Our Charter provides that our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting any series or the designation of a series and to determine or alter for each series or designation of a series the voting powers, if any, and the designations, preferences, and relative, participating, optional, or other rights, and the qualifications, limitations or restrictions, of any series or the designation of a series. Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the General Corporation Law of the State of Delaware, or the DGCL, and our Charter, to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation will establish, for each class or series of preferred stock, the rights, preferences, and privileges of such class or series.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify (in each case to the extent applicable):

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	any listing of the preferred stock on any securities exchange;

•	the provision for redemption of the preferred stock;

•	the terms and conditions upon which the preferred stock will be convertible into any other class of capital stock, including the conversion price;

•	voting rights of the preferred stock;

•	preemption rights;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposed fundamental change in the rights of the preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

All shares of preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions

The provisions of Delaware law, our Charter and our Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of us by means of a tender offer, a proxy contest or otherwise, or removing incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage any person seeking to acquire control of us to first negotiate with our board of directors.

Delaware Law. We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date such stockholder became an “interested stockholder.” A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did, prior to the determination of interested stockholder status, own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our company not approved in advance by our board of directors.

Charter and Bylaw Provisions. Our Charter and our Bylaws also include a number of other provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or our management as follows:

•

Our Charter and our Bylaws provide for a classified board of directors comprised of three classes of directors with each class serving a staggered three-year term. Our directors may be removed with or without cause.

•	Our Bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing.

•

Our Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice in writing. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in management.

•

Our Bylaws provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

•

Our board of directors has the authority to issue preferred stock, which could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy or consent solicitation or otherwise, by making those attempts more difficult to achieve or more costly.

NASDAQ Global Select Market

Our common stock is listed on the NASDAQ Global Select Market and traded under the symbol “ELGX.” On May 30, 2018, the last reported sale price for our common stock on the NASDAQ Global Select Market was $5.64 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The address of American Stock Transfer & Trust Company is 6201 15th Avenue, Brooklyn, NY 11219 and the telephone number is (718) 921-8200.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of common stock, shares of preferred stock and/or units, from time to time. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from those securities. If we issue warrants, they will be evidenced by warrant agreements or warrant certificates issued under one or more warrant agreements, which will be contracts between us and the holders of the warrants or an agent for the holders of the warrants. The forms of warrant agreements or warrant certificates, as applicable, relating to the warrants will be filed as exhibits to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination from time to time. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. If we issue units, they will be evidenced by unit agreements or unit certificates issued under one or more unit agreements, which will be contracts between us and the holders of the units or an agent for the holders of the units. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The forms of unit agreements or unit certificates, as applicable, relating to the units will be filed as exhibits to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We may sell our securities from time to time in any manner permitted by the Securities Act, including any one or more of the following ways:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings”, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; and/or

•	directly to purchasers, through a specific bidding or auction process or otherwise.

The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents, underwriters or dealers;

•	the type of securities being offered;

•	the purchase price of our securities being offered and the net proceeds we expect to receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	transactions on the NASDAQ Global Select Market or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions; or

•	under delayed delivery contracts or other contractual commitments.

We may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may indemnify agents, underwriters and dealers against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. Agents, underwriters or dealers, or their respective affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on the NASDAQ Global Select Market. We may elect to list any other class or series of securities on any exchange and, in the case of our common stock, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the offered securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters, including the validity of the issuance of the securities offered by this prospectus, will be passed upon for us by Stradling Yocca Carlson & Rauth, P.C., Newport Beach, California.

EXPERTS

The consolidated financial statements and schedule of Endologix, Inc. as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference into this prospectus is considered part of this prospectus.

Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically modifies and supersedes previously filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. For more information, see “About this Prospectus.”

We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any future documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any documents filed after the date of the initial registration statement of which this prospectus is a part until the offering of the securities covered by this prospectus has been completed, other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, or our Annual Report, filed with the SEC on March 13, 2018;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, or our Quarterly Report, filed with the SEC on May 9, 2018;

•	the information specifically incorporated by reference into our Annual Report from our Definitive Proxy Statement on Schedule 14A (Revised), filed with the SEC on April 30, 2018;

•	our Current Reports on Form 8-K as filed with the SEC on each of January 8, 2018, January 31, 2018, February 21, 2018 and May 2, 2018; and

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 18, 1996, including any amendment or report filed for the purpose of updating such description.

These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any document that is incorporated by reference in this prospectus. You may obtain a copy of these documents, at no cost, from our website (www.endologix.com) or by contacting us using the following information:

Endologix, Inc.

2 Musick

Irvine, California 92618

Attention: Investor Relations

(949) 595-7200

Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

You should rely only on the information contained in this prospectus, in any accompanying prospectus supplement, or in any document incorporated by reference herein or therein. We have not authorized anyone to provide you with any different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you. The information contained in this prospectus, in any applicable prospectus supplement, and in the documents incorporated by reference herein or therein is accurate only as of the date such information is presented. Our business, financial condition, results of operations and future prospects may have changed since those respective dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

This prospectus is part of a registration statement that we filed with the SEC. As permitted by SEC rules, this prospectus and any accompanying prospectus supplement that we may file, which form a part of the registration statement, do not contain all of the information that is included in the registration statement. The registration statement contains more information regarding us and our securities, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

$20,000,000

Common Stock

PROSPECTUS

SUPPLEMENT

BTIG

October 24, 2018